Exhibit 4.3

*000* Silver Certificate
NRI SILVER CERTIFICATE NO. ____	NIREK RESOURCES INC. Silver Certificate 10 grams of Silver	CUSIP:

* *
ISIN:

1.

     For value received by the undersigned, Nirek Resources Inc. (‘NRI’), or any of its successors, the holder of this silver certificate (this “Silver Certificate”), ______________________ (the “Holder”), is entitled to ten (10) grams of silver. This Silver Certificate is to be redeemed by the Holder on March 31, 2016 at Heritage Transfer Agency Inc. (“Depository”) at 4 King Street West Suite 1320, Toronto, ON M5H 1B6.

2.	The Holder is entitled to ten (10) grams of silver.
3.

Nothing contained in this Silver Certificate shall be construed as conferring upon the Holder any right or interest whatsoever in NRI or any other right or interest except as herein expressly provided.

4.	The Holders will be notified by NRI, via mail, prior to March 31, 2016 of his or her approaching ability to redeem this Silver Certificate.
5.	This Silver Certificate shall be governed and construed in accordance with the laws of the Province of Ontario, Canada.
6.	This Silver Certificate may be assigned or transferred by the Holder or its nominee.

IN WITNESS WHEREOF, NRI has caused this Silver Certificate to be executed by a duly authorized officer.

December 21, 2011	NIREK RESOURCES INC.

Countersigned and Registered	Per:

Heritage Transfer Agency Inc.

Transfer Agent and Registrar

By: